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                                                                    Exhibit 99.2


                              Second Quarter, 1999
                            Investor Conference Call
                               September 14, 1999


Kathy Kelly: Good afternoon. Before we begin today's call, I must inform you that the discussion today will include forward looking statements. We wish to caution you that such statements are predictions, and actual events or results can differ materially. A detailed discussion of the many factors that we believe may have a material effect on our business on an ongoing basis is contained in our SEC filings.

comments by: Joe Pichler

Good afternoon and welcome to Kroger's second quarter investor conference call. We are pleased that you could join us. With me today are Bob Miller, Kroger's Vice Chairman and Chief Operating Officer, and Rodney McMullen, our Chief Financial Officer. Dave Dillon, Kroger's President, is joining us by phone.

I will begin today's call with a discussion of Kroger's second quarter results. Bob Miller will provide an update on the exciting activities underway to generate the $225 million of synergies that we have projected from the combination of Kroger and Fred Meyer.
We will then be open for questions.

This morning Kroger reported the results of an absolutely outstanding second quarter.

Total sales were $10.3 billion dollars - an increase of 6.2% over the comparable period in 1998. In order to calculate the 1998 sales figure, we adjusted Kroger sales to coincide with the new fiscal year and excluded sales from divested stores.

Food store sales rose 5.8%.

On the same basis, identical food store sales rose a strong 2.6%.
The identical store sales calculation excludes expansions, relocations, and stores which were converted to different banners during the last 12 months.

These include primarily the Smith's stores in Phoenix and Tucson which were converted to the Fry's banner and the Smitty's stores in Phoenix which were converted to Fred Meyer Marketplace stores.

Comparable store sales - which include expansions and relocations, but exclude banner changes - rose a strong 3.6%.



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Bob Miller and I are very pleased with the strength of our sales and we congratulate our operators on a terrific first half.



EBITDA:
Second quarter EBITDA, which by definition includes synergy savings, but excludes costs related to the merger, totaled $704.6 million dollars. This was a solid performance by our operators.

The gross profit rate, excluding all costs related to the merger, was 26.4% of sales. OG&A expense was 18.1% of sales.

Both gross profit and OG&A improved as compared to the first quarter of 1999. The "new" Kroger remains committed to reducing ALL costs - as a percent of sales, year over year.

Synergy savings totaled $5 million dollars in the quarter. These were primarily attributable to overhead elimination, and savings in manufacturing and insurance premium. We are well on our way to achieving the $40 million of synergy savings for fiscal 1999. As we have said, these will be back-end loaded.

I am very confident that Kroger will achieve the $225 million of synergies that are projected within the first 36 months following our MERGER.

The Fred Meyer synergies from their previous mergers reached a $115 million dollar annual run rate toward their $155 million projected savings at the merger closing. We are on track to achieve the additional $40 million of synergies as Fred Meyer has previously outlined.
Beginning with the third quarter Kroger will report synergies as a combined total.

Costs related to the merger totaled $230 million in the quarter, including costs from Fred Meyer's earlier transactions.

Of the total:

         $200 million is made up of severance pay, investment banking fees, closing costs, and amendment fees.

Earnings per diluted share, before all costs related to the merger and extraordinary item, totaled 24 cents, an increase of 26% over estimated results for the second quarter 1998. We estimate that 1998 diluted earnings per share would have been approximately 19 cents on a comparable basis.

At the end of the second quarter, there were 859.6 million diluted shares outstanding.


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I am delighted by Kroger's strong performance and proud of the way that our organization has come together to achieve the two primary goals that we established following the merger:

First, to make sure that our customers don't notice that we have completed a huge merger but do notice new product offerings, competitive prices, superior private label and first class customer service.

Second, to achieve the $225 million of projected synergy savings.

Kroger's results demonstrate that we are achieving those goals. We are off to a solid start and I continue to feel good about our ability to generate earnings per share growth at the targeted rate of 16 - 18% beginning next year.

Looking ahead, I am comfortable with the range of analysts' estimates for the third and fourth quarters and with the consensus estimate for fiscal 1999.

I also want to mention that we will include with our 8-k filing today, the estimated sales and earnings per share for the 3rd and 4th quarters of 1998. This is in response to the many requests that we have received to provide this information in advance of the quarterly reports.


CAPITAL INVESTMENT:

Kroger invested $404 million in capital projects in the second quarter. We expect to invest approximately $1.6 billion dollars this year, excluding acquisitions, and we plan to grow square footage by 4.5 - 5%. In addition, we will invest $100 million dollars in projects related to the Kroger/ Fred Meyer merger, bringing total investment to $1.7 billion, excluding acquisitions.

During the quarter Kroger opened, acquired, expanded, or relocated 19 stores versus 24 in the comparable period of 1998. We had 25 operational closings and completed 28 within the wall remodels. Square footage increased 4.1% over 2nd quarter 1998 to 114.5 million square feet.

Kroger ended the quarter with 2192 food stores, 796 convenience stores, and 380 jewelry stores.

LIFO: The LIFO charge for the quarter was zero. This is directly attributable to better buying as a result of our centralized procurement program; the stable grocery cost environment in which we are currently operating; and the synergy savings that we are beginning to achieve.

WORKING CAPITAL:

Working capital for the quarter increased $156 million dollars to a level of $124.8 million dollars. Working capital reduction is a high priority going forward and we expect to make significant progress over the next two years.



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DEBT/INTEREST EXPENSE:

Net total debt increased $204 million dollars to $8.3 billion dollars because of all the fees related to the merger closing and the increase in working capital usage. Net interest expense totaled $148 million dollars and, for the full year, should be in the $625 million dollar range, plus or minus $10 million.

LABOR:

Kroger has made substantial progress in the labor relations area. We have successfully completed the UFCW contracts in Los Angeles, Denver, City Markets, Indianapolis, Toledo, Louisville, and the Teamster master contract covering three warehouses. All were signed for 4 or 5 years.
We are very pleased with these contracts.

During the remainder of 1999, we will negotiate UFCW contracts in Cincinnati, Memphis and Charleston, WV. Based on our current knowledge, we do not anticipate unusual problems in resolving these in a timely fashion. Of course, no contract is assured until it is ratified.

With that summary, I would like to ask Bob Miller to review the progress of the Kroger merger integration teams.
Bob . . .


comments by: Bob Miller
Thanks Joe. I too am very pleased with our second quarter results and all that we have accomplished in the 3 short months since we completed the merger. This is a fantastic combination and I am thrilled to be a part of the "new" Kroger organization.

The integration teams have made tremendous progress in integrating Kroger and Fred Meyer. There are seven specific areas that I would like to highlight:

1.   Arizona
------------

First, all 35 Smith's stores in Phoenix and Tucson have been converted to the Fry's banner. Customer acceptance has been very positive. All of the stores required to be divested by the FTC have been sold.

The Fry's stores, as well as the Fred Meyer Arizona stores, are now receiving all grocery and perishables from the Tolleson warehouse which formerly served the Smith's and Fred Meyer stores in Arizona. The former Fry's warehouse is still being used for outside storage during the transition, but there is no order assembly being done at that facility. The warehouse conversion was a bit bumpier than we anticipated, but now we are back on track and service levels are improving daily.



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2.   Private Label
------------------

Our new private label grocery and perishable strategy that offers a "good, better, best" product selection is being rolled out across the divisions.

The primary brand which uses the name of each division will continue to offer quality that is as good as or better than the national brand. We are beginning to consolidate vendors. This house brand tier offers the industry's largest selection of private label sku's and, by pooling company-wide volume, we will achieve substantial reductions in product costs across our 2200 supermarkets.

We have introduced a premium tier of superior quality products in selected categories such as upscale premium frozen entrees and gourmet coffee.

This premium product is called "Private Selections" in all of our divisions. The "Private Selections" line will provide exciting merchandising and gross margin expansion opportunities. We will launch 100 Private Selections products during 1999 and are working on a total of 350 sku's under that label.

The third private label grouping is a price impact tier, targeted in quality between the national brand and generic. These products are labeled FMV designating "For Maximum Value" and will be used in selected trade areas to meet competitors that emphasize generic brands. For example Sav-a-lot, and Aldi's. We will have 80 sku's of FMV in distribution by year end.

Private label accounted for 25% of grocery dollar sales and 30% of grocery unit sales in pre-merger Kroger. We expect private label to grow across the entire company.

In the health and beauty care area, the Kroger bannered divisions will continue to use Kroger as the private label brand. All of the other divisions will use "Perfect Choice" as the private label HBC product. We have moved rapidly to achieve the volume synergies in HBC. During the 2nd quarter, our Peyton system began to ship 119 SKU's of Perfect Choice and we expect to add another 120 SKU's in the next six weeks.

We are very pleased with our private label strategy and the product cost reductions we are achieving. This is an area of substantial growth.


3.   Leveraged Buys
-------------------

We have begun to leverage our purchasing power across a broad array of products and services.



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There are four areas that will provide the biggest opportunities:

1.  GM/Seasonal
---------------

First, in the general merchandise and seasonal area. Kroger has begun to feature general merchandise products purchased in corporate-wide volumes by Fred Meyer. During the 2nd quarter, we completed the first corporate wide buy of candy for the Valentine holiday and achieved substantial cost savings.

We have also begun offering some general merchandise products in the C-stores. This has been a "surprise" success.


Three of Fred Meyer's private label lines of bath and body products called "Splash", "Bath and Body Therapies" and "Spa" have already been introduced in the Kroger divisions. This category offers tremendous merchandising opportunities at attractive margins.

2.  Pharmaceuticals
-------------------

Second, Kroger's Peyton warehouses are now providing pharmaceuticals to the Fred Meyer and Smith's divisions at substantial cost reductions --on time and with no hitches. We have closed the pharmacy warehouse in Salt Lake City.

3.  Centralized perishable procurement
--------------------------------------

The third area is in coordinated procurement of perishables. Pre-merger Kroger had historically procured perishables centrally. So far, we have added 2 of the West divisions to the Company wide purchase of produce. By adding this volume to the Kroger volume, we are achieving even further cost reductions across the entire company.

4.  Store Supplies
------------------

Finally, store supplies. We are consolidating vendors and brands and, by pooling company-wide volume, are achieving substantial reductions in product costs across our 2200 supermarkets. Tee-shirt bags, produce bags, cleaning supplies are but a few of the many items generating huge savings.

4.   Best Practices
-------------------

The merger also allows us to share "best practices" of both companies to optimize operating efficiency across 2200 stores. The economic leverage of "best practices" is very large. For example, one hour saved in each store per week will be multiplied by 2,200 stores generating annual savings of approximately $1.5 million dollars.



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5.   MIS
--------

The Smith's MIS platform integration is completed. The conversion of the Smith's stores in Phoenix and Tucson to the Fry's platform has begun and is expected to be completed soon. QFC has begun their MIS platform conversion to the Fred Meyer system, with completion expected on plan by November 1.

6.   Manufacturing
------------------

All 43 manufacturing plants now report to Kroger's Senior Vice President for manufacturing. He and his team have made tremendous progress in leveraging the size of our combined private label operations to purchase raw materials for the plants. Here is an example: The Layton bakery in Utah now provides pies to most of the Central region as well as the entire Western region. We not only improved the quality of our pies, but were able to substantially reduce the cost by leveraging the raw material costs across a much larger store base. Going the other way, Kroger's central bakery is now providing iced cakes to our Western divisions. And, Kroger plants are beginning to supply the former Fred Meyer divisions with private label products such as peanut butter, coffee and some spice sku's. Manufacturing opportunities are very strong and we have just begun to scratch the surface.

7.   California
---------------

A quick update on our progress in California. As you know, in June we announced the purchase of 41 stores from Albertson's which are mostly in Northern California. To date, we have converted and opened 14 stores. Customer acceptance has been phenomenal! During the next two months, we will convert 21 more locations. We are very excited about our future in Northern California, especially Sacramento.

I am also very pleased with our employee response in our new stores. We expect Northern California to be an exciting growth area for Kroger.

I am now going to turn the floor back to Joe for a few closing comments. Joe ...


comments by: Joe Pichler

Thanks Bob. In summary, Kroger's second quarter was outstanding! Our divisional operators kept their focus on customer service to produce a strong increase in sales and earnings while, at the same time, working closely with corporate leadership to begin implementing the strategies that will generate $225 million of synergies.

The "new Kroger" is building on the strength of our combined companies: leading market shares in some of the nation's largest and fastest growing metro areas; solid managers throughout the company, who share a strong commitment to achieving the merchandising and consolidation



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opportunities generated by our merger; sophisticated technology and logistics systems that support retail operations effectively and efficiently; a powerful set of manufacturing plants that provide a strategic advantage in private label categories; and a clarity of purpose throughout the organization

These assets form a solid base for generating the exciting, new economies of scale made possible by our merger. We are off to a great start. Our team is heavily incentified to achieve the full value of our merger and will be handsomely rewarded as we build shareholder value through our projected EPS growth rate of 16 - 18% beginning next year.

We will now be happy to take your questions.



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